Exhibit 99.1

Contact:	Nicole Sherman David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp, Inc. Announces $4.0 Million Stock Repurchase Program

Vancouver, WA – August 26, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) headquartered in Vancouver, WA, the holding company parent of Riverview Bank, announced that on August 20, 2026, its Board of Directors adopted a stock repurchase program.

The Company may repurchase up to $4.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. Once effective, the repurchase program will remain in place until the earlier of its completion or 12 months after the effective date, subject to market conditions.

“We are pleased to announce our common stock repurchase authorization as part of our ongoing commitment to delivering long-term value for Riverview shareholders. This action reflects the Board’s confidence in the Company’s financial strength, disciplined capital management and future opportunities. We believe this expanded program represents a thoughtful and effective use of excess capital while continuing to support the long-term interests of our shareholders,” said Nicole Sherman, President and Chief Executive Officer.

The Board of Directors of the Company also authorized management to enter into a trading plan with Raymond James & Associates, Inc. in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate repurchases of its common stock as part of the stock repurchase program (the “Rule 10b5-1 plan”).  The Rule 10b5-1 plan would allow the Company to execute trades during periods when it might otherwise not be permitted to do so because it may be in possession of material non-public information, because of insider trading laws or Company-imposed trading blackout periods. Under the Rule 10b5-1 plan, Raymond James & Associates, Inc. would have the authority, subject to the plan’s terms and limitations, to repurchase shares on the Company’s behalf. There is no guarantee as to how many shares the Company may ultimately repurchase, and the Company may suspend or discontinue the repurchase program at any time.

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.47 billion at June 30, 2026, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 12 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make including those described in Item 1A (Risk Factors) of the Company’s Form 10-K for the fiscal year ended March 31, 2026. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known by the Company.